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                     January 11, 2023

       Edward J. Wegel
       Chief Executive Officer
       Talon 1 Acquisition Corp.
       2333 Ponce De Leon Blvd.
       Suite 630
       Coral Gables, FL 33134

                                                        Re: Talon 1 Acquisition
Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 30,
2022
                                                            File No. 001-41001

       Dear Edward J. Wegel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jeffrey R. Shuman, Esq.